Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2015 relating to the combined financial statements of the AgroFresh Business as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to allocations of certain expenses), incorporated by reference in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Midland, Michigan

September 22, 2015